EXHIBIT 99.1

Eagle Bancorp Announces Quarterly Earnings and Declares Quarterly Cash Dividend

HELENA, Mont., Oct. 16, 2008 (GLOBE NEWSWIRE) -- Eagle Bancorp ("Eagle")(OTCBB:EBMT), the stock holding company of American Federal Savings Bank (the "Bank"), reported a first quarter net loss of $100,000, or ($0.09) per share (($0.08) per share diluted), for the three months ended September 30, 2008, and declared a cash dividend of $0.255 per share. Earnings for the quarter decreased by 121.6% from the $464,000 earned for the quarter ended September 30, 2007.

The decrease in net income for the first quarter was the result of a loss in value in the Company's holdings of Fannie Mae and Freddie Mac preferred stock of $1.24 million. As noted in Mr. Johnson's President's letter to stockholders dated September 15, 2008 which accompanied Eagle's annual report for the year ended June 30, 2008, the Federal Housing Finance Agency working with the U.S. Treasury placed Fannie Mae and Freddie Mac in a conservatorship of unspecified duration and suspended the preferred stock dividend. These actions contributed to the steep decrease in value of the preferred shares since June 30, 2008. At September 30, 2008 the Company's holdings of Fannie Mae and Freddie Mac preferred stock was valued at $82,000. This represents the potential maximum exposure Eagle could incur in future periods if those securities become completely valueless. Excluding the recognition of losses on the preferred stock, the Company's net income for the quarter would have been approximately $767,000, or $.72 per share ($.63 per share diluted).

     "The Company's losses for the quarter were due to unprecedented events required to stabilize housing markets and to allow Fannie
     Mae and Freddie Mac to continue to operate to support those markets while operating in a government run conservatorship.  We regret that Eagle and hundreds of other banks that held Fannie
     Mae and Freddie Mac preferred stock were required to take large losses.  However, from an overall operating standpoint, there were bright spots.  Among these was our growth in deposits, our growth in net interest income, and our continued strong core earnings performance.  We are also pleased that our asset quality remained very strong during a period when other parts of the country were experiencing economic difficulties.  Our local economy also remains healthy," said CEO Pete Johnson.

Net interest income increased $527,000, or 30.84%, to $2.24 million for the quarter ended September 30, 2008 from $1.71 million for the quarter ended September 30, 2007, and noninterest income decreased $1.088 million or 186.3%. However, as discussed above, noninterest income would have increased by $110,000 or 17.6% had the accounting entries for losses in value in Fannie Mae and Freddie Mac not been needed in both periods. Eagle's tax provision was $178,000 lower in the current quarter. Eagle's annualized return on assets was negative 0.14% and its annualized return on equity was negative 1.61% for the quarter, compared with 0.75% and 7.58%, respectively, for the same quarter in 2007.

Total interest and dividend income increased $408,000 to $3.8 million for the quarter ended September 30, 2008 from $3.41 million for the quarter ended September 30, 2007. This was due to increases in both interest and fees on loans of $169,000 and interest and dividends on securities available-for-sale of $241,000. Lower funding costs caused total interest expense to decrease by $119,000 to $1.58 million for the quarter ended September 30, 2008 from $1.70 million for the quarter ended September 30, 2007. Interest expense on deposits decreased $323,000 and interest expense on advances increased $204,000.

Total assets increased by $4.13 million, or 1.48%, to $284.06 million at September 30, 2008 from $279.91 million at June 30, 2008. Loans receivable increased $10.98 million, or 6.5%, to $179.13 million from $168.15 million. Loans held-for-sale decreased $6.13 million to $1.24 million from $7.37 million. Deposits increased $4.24 million, or 2.37%, to $183.10 million at September 30, 2008 from $178.85 million at June 30, 2008. Advances from the Federal Home Loan Bank and other borrowings increased $3.70 million, or 5.67%, to $69.0 million from $65.22 million, while federal fund purchases decreased from $3.0 million to zero. Total stockholders' equity decreased $1.46 million or 5.71%, to $24.17 million at September 30, 2008 from $25.63 million at June 30, 2008, as a result of the net loss for the period of $100,000, an increase in accumulated other comprehensive loss of $1.13 million (mainly due to an increase in net unrealized loss on securities available-for-sale), as well as dividends paid and purchases of treasury stock.

Eagle's Board of Directors declared a quarterly cash dividend of $0.255 per share for the first quarter of Eagle's fiscal year. The dividend is payable November 21, 2008 to shareholders of record at the close of business on October 31, 2008.

American Federal Savings Bank was formed in 1922 and is headquartered in Helena, Montana. It has additional branches in Butte, Bozeman and Townsend. Eagle's common stock trades on the OTC Bulletin Board under the symbol "EBMT." Eagle is a subsidiary of Eagle Financial MHC, a federal mutual holding company formed in 2000, which owns approximately 60% of Eagle Bancorp's outstanding common stock.

This release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Eagle intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.

Financial highlights for Eagle Bancorp follow.

 EAGLE BANCORP AND SUBSIDIARY
 (consolidated)
 (Dollars in Thousands)
                                  September 30, 2008    June 30, 2008
                                     (Unaudited)          (Audited)
 ASSETS
 Cash and due from banks                       2,380       3,541
 Interest-bearing deposits
  with banks                                   1,807         549
                                            --------    --------
 Total cash and cash equivalents               4,187       4,090

 Securities available-for-sale,
  at market value                             77,278      78,417
 Securities held-to-maturity,
  at cost                                        389         697
 Preferred stock - SFAS 159,
  at market value                                 82       1,321
 Federal Home Loan Bank stock,
  at cost                                      1,881       1,715
 Investment in Eagle Bancorp
  Staturtory Trust I                             155         155
 Mortgage loans held-for-sale                  1,239       7,370
 Loans receivable, net of
  deferred loan fees and
  allowance for loan losses
  of $300 at September 30, 2008
  and $300 at June 30, 2008                  179,125     168,149
 Accrued interest and
  dividends receivable                         1,494       1,426
 Mortgage servicing rights, net                1,661       1,652
 Premises and equipment, net                   9,097       8,080
 Cash surrender value of
  life insurance                               6,346       6,285
 Real estate acquired in
  settlement of loans,
  net of allowance for losses                     --          --
 Other assets                                  1,102         550
                                            --------    --------

     Total assets                            284,036     279,907
                                            ========    ========

 LIABILITIES
 Deposit accounts:
   Noninterest bearing                        15,178      14,617
   Interest bearing                          167,917     164,234
                                            --------    --------
     Total deposits                          183,095     178,851

 Accrued expenses and other
  liabilities                                  2,696       2,045
 Federal funds purchased                          --       3,000
 FHLB advances and other
  borrowings                                  68,919      65,222
 Subordinated debentures                       5,155       5,155
                                            --------    --------
     Total liabilities                       259,865     254,273

 EQUITY
 Preferred stock (no par
  value, 1,000,000 shares
  authorized, none issued
  or outstanding)                                 --          --
 Common stock (par value
  $0.01 per share; 9,000,000
  shares authorized; 1,223,572
  shares issued; 1,075,312 and
  1,076,072 shares outstanding
  at September 30, 2008 and
  June 30, 2008, respectively)                    12          12
 Additional paid-in capital                    4,508       4,487
 Unallocated common stock held
  by employee stock ownership
  plan ("ESOP")                                  (46)        (55)
 Treasury stock, at cost (148,260
  and 147,500 shares at
  September 30, 2008 and
  June 30, 2008, respectively)                (5,034)     (5,013)
 Retained earnings                            26,687      27,025
 Accumulated other comprehensive
  loss                                        (1,956)       (822)
                                            --------    --------
     Total equity                             24,171      25,634

     Total liabilities and equity            284,036     279,907
                                            ========    ========

                      EAGLE BANCORP AND SUBSIDIARY
                    Consolidated Statements of Income
            For the Three Months Ended September 30, 2008 and 2007
            (Dollars in Thousands, Except for Per Share Data)

                                             Three Months Ended
                                        Sept. 30 (unaudited) Sept. 30
                                          ------------------------
                                             2008          2007
                                          ----------    ----------
 Interest and Dividend Income:
 Interest and fees on loans                    2,837         2,668
 Securities available for sale                   963           722
 Securites held to maturity                        5             9
 Interest on deposits with banks                   4             7
 FHLB dividends                                    7             2
                                          ----------    ----------
     Total interest and dividend
      income                                   3,816         3,408
                                          ----------    ----------

 Interest Expense:
 Deposits                                        862         1,185
 FHLB advances & other borrowings                643           439
 Subordinated debentures                          75            75
                                          ----------    ----------
     Total interest expense                    1,580         1,699
                                          ----------    ----------

 Net Interest Income                           2,236         1,709
 Loan loss provision                               0             0
                                          ----------    ----------
 Net interest income after loan
  loss provision                               2,236         1,709
                                          ----------    ----------

 Noninterest income:
 Service charges on deposit accounts             190           166
 Net gain on sale of loans                       183           199
 Mortgage loan servicing fees                    140           133
 Net gain (loss) on sale of available
  for sale securities                             57             0
 Net loss on preferred stock -
  SFAS 159                                    (1,239)          (41)
 Other                                           165           127
                                          ----------    ----------
     Total noninterest income                   (504)          584
                                          ----------    ----------

 Noninterest expense:
 Salaries and employee benefits                1,046           946
 Occupancy expense                               149           135
 Furniture and equipment depreciation             67            71
 In-house computer expense                        73            74
 Advertising                                      91            63
 Amortization of mortgage servicing
  rights                                          71            66
 Federal insurance premiums                        7             5
 Postage                                          33            23
 Legal,accounting, and examination fees           48            56
 Consulting fees                                  43            15
 ATM processing                                   14            14
 Other                                           207           200
                                          ----------    ----------
     Total noninterest expense                 1,849         1,668
                                          ----------    ----------

 Income before provision for
  income taxes                                  (117)          625
                                          ----------    ----------

 Provision for income taxes                      (17)          161
                                          ----------    ----------

 Net income                                     (100)          464
                                          ==========    ==========

 Basic earnings per common share               (0.09)         0.43
                                          ==========    ==========

 Diluted earnings per common share             (0.08)         0.38
                                          ==========    ==========

 Weighted average shares outstanding
  (basic eps)                              1,069,211     1,072,441
                                          ==========    ==========

 Weighted average shares outstanding
  (diluted eps)                            1,217,058     1,212,458
                                          ==========    ==========

CONTACT:  Eagle Bancorp
          Peter J. Johnson, President and Chief Executive Officer
            (406) 457-4006
          Clint J. Morrison, Senior Vice President and CFO
            (406) 457-4007